Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
James E. Lauter
Senior Vice President &
Chief Financial Officer
T: (561) 682-7561
E: James.Lauter@hlss.com

Home Loan Servicing Solutions, Ltd. Reports EPS of $0.44 and Net Income of $24.8 Million in the First Quarter of 2013 and Declares Dividend of $0.14 per Ordinary Share for April, May and June 2013

George Town, Grand Cayman, April 18, 2013 (GLOBE NEWSWIRE) – Home Loan Servicing Solutions, Ltd. (“HLSS” or the “Company”) (NASDAQ: HLSS) today reported net income of $24.8 million, or $0.44 per ordinary share, for the first quarter of 2013. Additionally, the Company’s Board of Directors today declared a monthly dividend of $0.14 per ordinary share for the months of April, May and June 2013.

“Despite continued low mortgage interest rates and modest improvement in the housing market, the trend toward lower prepayment speeds for HLSS’ portfolio, which started in the middle of last year, has continued in the first quarter of this year,” said Chairman William Erbey. “Our outlook on prepayment speeds for this portfolio has become increasingly positive fueled in part by Ocwen’s continued success in resolving delinquent loans. This was certainly a factor in the Board’s decision to increase our dividend to $0.14 per share for the second quarter of 2013.”

“First quarter results were in line with our expectations after accounting for the benefit from lower than expected prepayments and amortization and the timing of the first quarter flow purchase from Ocwen,” said President John Van Vlack. “Stable prepayment rates and access to long-term financing in the ABS market give us even greater visibility into our future earnings.”

First quarter business performance highlights include:

•

On January 22, completed the issuance of $650 million one-year, $350 million three-year and $150 million five-year term notes secured by servicing advance receivables at a weighted average interest spread over LIBOR of 0.94%. Total proceeds of $1.15 billion were used to reduce borrowings on variable funding notes with a weighted average interest rate of one-month LIBOR plus 2.32%. Concurrent with this issuance, the aggregate commitment on our variable funding notes was reduced from $2 billion to $1 billion.

•

On March 13, completed the flow acquisition of mortgage servicing assets related to non-agency mortgage loans with UPB of $15.9 billion from Ocwen Financial Corporation (“Ocwen”) (NYSE: OCN) resulting in UPB of $92.5 billion as of March 31, 2013. Concurrent with this acquisition, the aggregate commitment on our variable funding notes was increased from $1.0 billion to $1.3 billion.

•	Earnings included a $0.03 per share benefit from lower than expected amortization resulting from the 12.7% annualized prepayment rate for the first quarter versus the benchmark rate of 15%.

•	There was no change in servicing asset valuation during the quarter.

For more information on prior releases and SEC Filings, please refer to the “Shareholders” section of our website at www.hlss.com.

Home Loan Servicing Solutions, Ltd. (“HLSS”) is an internally-managed owner of non-agency mortgage servicing assets with historically stable valuations and cash flows. HLSS’ assets are predominately mortgage servicing advances that, along with the related servicing rights, are over-collateralized 23 times by residential real estate. HLSS’ objective is to generate stable, recurring fee-based earnings and dividends throughout the economic cycle. For more information, visit www.hlss.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance, and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the following: general economic and market conditions, prevailing interest rates, governmental regulations and policies, availability of adequate and timely sources of liquidity, our ability to maintain our PFIC status, real estate market conditions and other risks detailed in HLSS’ reports and filings with the Securities and Exchange Commission. The forward looking statements speak only as of the date they are made and should not be relied upon. HLSS’ undertakes no obligation to update or revise the forward-looking statements.

The following table presents our condensed consolidated results of operations in accordance with U.S. GAAP reconciled to our internally reported financial results. Accordingly, adjustments are made to reflect Servicing fee revenue, Servicing expense and Amortization expense on a gross rather than a net basis.

Our income from operations as presented in our Management Reporting shown below should be considered in addition to, and not as a substitute for, income from operations determined in accordance with GAAP.

For the three months ended March 31, 2013:	Condensed Consolidated Results (GAAP)	Adjustments	Management Reporting (Non- GAAP)
Revenue
Servicing fee revenue	$—	$102,258	$102,258
Interest income—notes receivable—Rights to MSRs	44,570	(44,570)	—
Interest income—other	102	—	102
Related party revenue(1)	407	—	407

Total revenue	45,079	57,688	102,767

Operating expenses
Compensation and benefits	1,166	—	1,166
Servicing expense	—	47,052	47,052
Amortization of MSRs	—	10,636	10,636
Related party expenses (2)	226	—	226
General and administrative expenses	645	—	645

Total operating expenses	2,037	57,688	59,725

Income from operations	$43,042	$—	$43,042

(1)	Revenue earned as part of our Professional Services Agreement with Ocwen.
(2)	Expenses incurred as part of our Professional Services Agreement and Administrative Agreement with Ocwen and Altisource, respectively.

HOME LOAN SERVICING SOLUTIONS, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share data)

(UNAUDITED)

For the periods ended March 31,	2013	2012
Revenue
Interest income—notes receivable—Rights to MSRs	$44,570	$2,945
Interest income—other	102	33

Total interest income	44,672	2,978
Related party revenue	407	251

Total revenue	45,079	3,229

Operating expenses
Compensation and benefits	1,166	365
Related party expenses	226	71
General and administrative expenses	645	191

Total operating expenses	2,037	627

Income from operations	43,042	2,602

Other expense
Interest expense	18,242	1,291

Total other expense	18,242	1,291

Income before income taxes	24,800	1,311
Income tax expense	12	17

Net income	$24,788	$1,294

Earnings per share
Basic	$0.44	$0.31

Diluted	$0.44	$0.31

Weighted average ordinary shares outstanding
Basic	56,628,828	4,187,975
Diluted	56,628,828	4,187,975
Dividends declared per share	$0.38	$0.28

HOME LOAN SERVICING SOLUTIONS, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

(UNAUDITED)

	March 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$61,157	$76,048
Match funded advances	3,524,262	3,098,198
Notes receivable – Rights to MSRs	393,776	303,705
Related party receivables	14,385	28,271
Other assets	76,212	79,091

Total assets	$4,069,792	$3,585,313

Liabilities and Equity
Liabilities
Match funded liabilities	$3,120,861	$2,690,821
Dividends payable	7,391	6,706
Income taxes payable	12	46
Related party payables	34,950	2,874
Other liabilities	5,170	4,233

Total liabilities	3,168,384	2,704,680

Equity
Equity—Ordinary shares, $.01 par value; 200,000,000 shares authorized; 56,855,296 and 55,884,718 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	$569	$559
Additional paid-in capital	894,226	876,657
Retained earnings	7,676	4,493
Accumulated other comprehensive loss	(1,063)	(1,076)

Total equity	901,408	880,633

Total liabilities and equity	$4,069,792	$3,585,313